Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Thursday, August 25, 2005	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2006 Second-Quarter Results

Records $19.3 million of restructuring charges and a

$56.0 million charge to increase the deferred tax assets valuation allowance

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the second quarter ended July 31, 2005.

Second-Quarter Results At A Glance

Three months ended July 31, 2005
GAAP Basis:
• Net Sales	$4.8 billion
• Operating Income	$13.8 million
• Net Loss	$(59.4) million
• Net Loss Per Diluted Share	$(1.02) per share

Non-GAAP Basis(1):
• Operating Income	$35.2 million
• Net Income	$16.1 million
• Net Income Per Diluted Share	$.27 per share

(1)	Please refer to the Reconciliation of GAAP to Non-GAAP Measures that is contained in the attached financial summary.

This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the second quarter ended July 31, 2005, were $4.8 billion, an increase of 5.5 percent from $4.6 billion in the second quarter of fiscal 2005 and a decrease of 4.9 percent from the first quarter of the current fiscal year. Operating income, based upon Generally Accepted Accounting Principles (“GAAP”), for the second quarter was $13.8 million, or .29 percent of net sales, a decrease from $49.9 million, or 1.09 percent of net sales, in the second quarter of fiscal 2005. Results for the second quarter of fiscal 2006 include $19.3 million of charges related to the company’s EMEA restructuring program announced in May 2005 and $2.1 million of consulting costs incurred in the EMEA region (Europe, Middle East and export sales to Africa). Excluding the restructuring charges and consulting costs, operating income, on a non-GAAP basis, was $35.2 million, or .73 percent of net sales. As reported earlier this month, the company’s second-quarter operating performance was affected by a lower-than-expected gross margin, primarily in the EMEA region.

Tech Data Reports Second-Quarter Results
August 25, 2005

The company reported a net loss, on a GAAP basis, of $(59.4) million, or $(1.02) per diluted share for the second quarter of fiscal 2006, compared to net income of $30.7 million, or $.52 per diluted share, for the prior year period. In addition to the restructuring charges and consulting costs noted above, results for the second quarter of fiscal 2006 included a $56.0 million non-cash charge to increase the valuation allowance against certain deferred tax assets related to the EMEA operations. Excluding the noted charges and costs, net income, on a non-GAAP basis, for the second quarter of fiscal 2006 totaled $16.1 million, or $.27 per diluted share.

“We generated industry-leading sales growth and operating results in the Americas for the second quarter while implementing our restructuring program to improve our performance in EMEA,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “Although the challenges within our EMEA operation have impacted our overall financial results, we are confident that our restructuring program will deliver cost savings, efficiencies and operational improvements.”

Financial Summary

•	Net sales in the Americas during the second quarter were $2.3 billion, or 48 percent of worldwide net sales, while net sales in EMEA totaled $2.5 billion, or 52 percent of worldwide net sales. The Americas’ net sales increased 13.2 percent while net sales in EMEA decreased 0.9 percent (2.0 percent on a local currency basis) over the second quarter of fiscal 2005. Compared to the first quarter of the current fiscal year, net sales in the Americas increased 3.4 percent and in EMEA decreased 11.6 percent (6.2 percent on a local currency basis).

•	Gross margin for the second quarter was 5.22 percent of net sales, a decrease from 5.84 percent of net sales in the second quarter of fiscal 2005. The year-over-year decline in gross margin was primarily attributable to continued challenges in the company’s EMEA operations and to a much lesser extent, changes in customer and product mix in the Americas.

•	Second-quarter selling, general and administrative expenses (SG&A) were $218.9 million, or 4.53 percent of net sales compared to $217.7 million, or 4.75 percent of net sales in the second quarter of fiscal 2005. Excluding the $2.1 million of consulting costs incurred in the EMEA region, SG&A totaled $216.8 million, or 4.49 percent of net sales in the second quarter of fiscal 2006. The decline in SG&A as a percent of net sales was the result of continued cost-saving initiatives and productivity improvements.

•	Second-quarter operating income in the Americas was 1.60 percent of net sales compared to 1.62 percent of net sales in the second quarter of fiscal 2005. In EMEA, the company reported an operating loss of (.95) percent of net sales compared to operating income of .66 percent of net sales in the second quarter of fiscal 2005. On a non-GAAP basis, excluding restructuring charges and consulting costs, the company had an operating loss of (.09) percent of net sales in EMEA. The decline reflects the lower-than-expected gross margin.

•	Total debt to total capital was 16 percent at July 31, 2005, compared to 18 percent at July 31, 2004.

•	During the second quarter, the company purchased 978 thousand shares of common stock at a cost of $35.2 million under its $100 million stock repurchase program. Year-to-date, the company has purchased a total of 1.2 million shares under the program at a cost of $45.2 million.

Tech Data Reports Second-Quarter Results
August 25, 2005

EMEA Restructuring Program

The company recorded $19.3 million of charges during the second quarter of fiscal 2006 related to its EMEA restructuring program which were comprised of $10.6 million related to workforce reductions and $8.7 million for facility consolidations and the write-off of fixed assets. These actions are expected to result in annualized savings of approximately the same amount. The program and related actions are designed to better align the EMEA operating cost structure with the current business environment. Excluding any consulting costs, the company expects to incur total charges in the range of $40 million to $50 million related to the EMEA restructuring program. Efforts related to the restructuring are anticipated to generate annualized savings in the same range.

Six-month Results

Net sales for the six-month period ended July 31, 2005, were $9.9 billion, an increase of 5.4 percent from $9.4 billion in the six-month period ended July 31, 2004. On a regional basis, net sales in the Americas represented 46 percent of net sales, and increased 11.7 percent to $4.6 billion from $4.1 billion in the prior-year period. EMEA represented 54 percent of net sales, and increased 0.4 percent (decreased 3.2 percent on a local currency basis) to $5.31 billion from $5.28 billion for the six-month period ended July 31, 2004.

Gross margin for the six-month period was 5.34 percent, down from 5.77 percent in the prior-year comparable period. As noted above, the year-over-year decline in gross margin was primarily attributable to the EMEA operations and to a much lesser extent, changes in customer and product mix in the Americas.

Operating income, on a GAAP basis, for the six-month period ended July 31, 2005, was $67.8 million, or .68 percent of net sales, compared with $103.6 million, or 1.10 percent of net sales, in the prior year. On a non-GAAP basis, excluding restructuring charges and consulting costs recorded during the second quarter of fiscal 2006, operating income for the six-month period ended July 31, 2005 totaled $89.2 million, or .90 percent of net sales.

For the six-month period ended July 31, 2005, the company incurred a net loss of $(25.9) million, or $(0.44) per diluted share, on a GAAP basis, compared with net income of $65.3 million, or $1.11 per diluted share, in the prior year. On a non-GAAP basis, excluding the restructuring program charges, consulting costs and the $56.0 million charge to increase the valuation allowance against certain deferred tax assets, net income was $49.7 million, or $.84 per diluted share for the six-month period ended July 31, 2005.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

Tech Data Reports Second-Quarter Results
August 25, 2005

The outlook for the third quarter ending October 31, 2005, excluding any restructuring charges and consulting costs related to the EMEA region which are estimated to be $10 to $11 million, or other charges, is as follows:

•	Net sales are expected to be in the range of $4.85 billion to $5.0 billion.

•	Net income is expected to be in the range of $25.0 million to $28.0 million.

•	Net income per diluted share is expected to be in the range of $.43 to $.49.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Our management also uses this information internally for forecasting, budgeting and other analytical purposes. The non-GAAP financial measures enable investors to analyze the core financial and operating performance of the company and to facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, excludes restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of August 25, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its second-quarter results along with its outlook for the third-quarter on a conference call today at 10:00 a.m. (EDT). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:00 p.m. (EDT) on Thursday, September 1, 2005.

Tech Data Reports Second-Quarter Results
August 25, 2005

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $19.8 billion in net sales for its fiscal year ended January 31, 2005. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

TECH	DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2005	2004	2005	2004
Net sales	$4,828,588	$4,578,835	$9,908,422	$9,401,127
Cost of products sold	4,576,598	4,311,210	9,379,313	8,858,310

Gross profit	251,990	267,625	529,109	542,817
Selling, general and administrative expenses	218,863	217,739	442,035	439,253
Restructuring charges	19,289	—	19,289	—

Operating income	13,838	49,886	67,785	103,564
Interest expense, net	6,670	5,268	12,150	10,906
Net foreign currency exchange loss (gain)	812	797	1,392	(682)

Income before income taxes	6,356	43,821	54,243	93,340
Provision for income taxes	65,770	13,147	80,134	28,002

Net (loss) income	$(59,414)	$30,674	$(25,891)	$65,338

Net (loss) income per common share:
Basic	$(1.02)	$.53	$(0.44)	$1.13

Diluted	$(1.02)	$.52	$(0.44)	$1.11

Weighted average common shares outstanding:
Basic	58,313	58,062	58,617	57,939
Diluted	58,313	59,003	58,617	58,984

Tech Data Reports Second-Quarter Results

August 25, 2005

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	July 31, 2005	January 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$232,690	$195,056
Accounts receivable, net	1,897,118	2,217,474
Inventories	1,408,143	1,492,479
Prepaid expenses and other assets	168,455	151,480

Total current assets	3,706,406	4,056,489
Property and equipment, net	144,134	146,144
Goodwill	137,304	149,719
Other assets, net	141,870	205,384

Total assets	$4,129,714	$4,557,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$17,897	$68,343
Accounts payable	1,550,275	1,757,838
Current portion of long-term debt	291,554	291,625
Accrued expenses and other liabilities	454,044	450,066

Total current liabilities	2,313,770	2,567,872
Long-term debt	15,091	17,215
Other long-term liabilities	44,093	45,178

Total liabilities	2,372,954	2,630,265

Total shareholders’ equity	1,756,760	1,927,471

Total liabilities and shareholders’ equity	$4,129,714	$4,557,736

Tech Data Reports Second-Quarter Results

August 25, 2005

TECH DATA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2005	2004	2005	2004
GAAP operating income	$13,838	$49,886	$67,785	$103,564
Restructuring charges	19,289	—	19,289	—
Other charges (1)	2,091	—	2,091	—

Non-GAAP operating income	$35,218	$49,886	$89,165	$103,564

GAAP net (loss) income	$(59,414)	$30,674	$(25,891)	$65,338
Restructuring charges	19,289	—	19,289	—
Other costs (1)	2,091	—	2,091	—
Tax effect on restructuring charges and other costs	(1,866)	—	(1,866)	—
Deferred tax assets valuation allowance	56,039	—	56,039	—

Non-GAAP net income	$16,139	$30,674	$49,662	$65,338

GAAP (loss) income per diluted share	$(1.02)	$.52	$(0.44)	$1.11
Restructuring charges	.33	—	.33	—
Other costs (1)	.04	—	.04	—
Tax effect on restructuring charges and other costs	(.03)	—	(.03)	—
Deferred tax assets valuation allowance	.95	—	.94	—

Non-GAAP income per diluted share	$.27	$.52	$.84	$1.11

GAAP weighted average common shares outstanding
Basic	58,313	58,062	58,617	57,939
Diluted	58,313	59,003	58,617	58,984

Non-GAAP weighted average common shares outstanding
Basic	58,313	58,062	58,617	57,939
Diluted	58,923	59,003	59,332	58,984

(1)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.